June 29, 1989






Dear                :

      This will confirm the previously agreed terms of your participation in the program of Masco Industries, Inc. (the "Company") providing our executive management with an opportunity on extended payment terms to purchase shares of Common Stock, $.01 par value, of TriMas Corporation. As you are aware, the program has been adopted by the Company's Board of Directors to permit our executive management group to acquire a significant economic interest in TriMas, our new affiliated company, and, at the same time, to encourage the continuance over a prolonged period of the outstanding commitment which the individual members of our executive management group have collectively shown in the past to the Company and its interests.

      Under the program the Company agrees to sell to you and you agree to
purchase from the Company        shares (the "Stock") of TriMas Common Stock on
the following terms and conditions:

      1. The purchase price per share for the Stock is $45.00 (the "Per Share Price"), payable by your delivery to the Company of your promissory note in the form of Annex 1 (the "Note"), such purchase to occur as promptly as practicable on or after the date hereof. Promptly after the purchase, certificates for the shares of Stock will be delivered to you.

      The Note will be in a principal amount equal to the Per Share Price multiplied by the number of shares of Stock stated above, will bear simple interest at the rate of 7% per annum, payable at the due date of the Note, and, except as otherwise provided herein or therein, will be due together with accrued interest on June 30, 1994. The Note may be prepaid at any time together with accrued interest on the principal being prepaid. Interest on the Note may be prepaid at any time, whether or not any portion of the principal is then being prepaid.

      If your employment by the Company is terminated for any reason, with or without cause, at the written request of the Company, other than by reason of your permanent and total disability, the payment of accrued interest on the Note shall be forgiven, all interest theretofore prepaid on the Note shall be refunded to you and you shall have no further liability with respect to such interest.

      If your employment by the Company is terminated for any reason, with or without cause (other than at the written request of the Company or by reason of your retirement on or after normal retirement age, your death or your permanent and total disability), the then unpaid principal amount of the Note plus accrued interest thereon (except if the option of the Company provided under Paragraph 2 is exercised), will become due and payable on the earlier of the date which is one year after the date of such termination or June 30, 1994.

      If your employment by the Company is terminated for any reason whether with or without cause or by you or by the Company (other than following an event which constitutes a "Change in Control" as described in Paragraph 5 or by reason of your retirement on or after normal retirement age or your permanent and total disability), or in the event of your death following retirement or disability, you agree that, if requested by the Company, you or your estate, as the case may be, will pledge to secure the Note under arrangements satisfactory to the Company all Stock then owed by you and, with respect to Stock theretofore sold by you, the net after-tax proceeds attributable to the sale thereof less any prior prepayments of principal and interest on the Note. Your rights to sell the Stock so pledged under the Registration Statement (as hereinafter defined) shall continue thereafter in the manner provided herein provided that the net after-tax proceeds from all such sales are held in pledge by the Company until full payment of the principal of and, if applicable, interest on the Note is made, and upon such payment the Stock shall be returned to you or your estate. If you or your estate fail to make the pledge required hereunder within 30 days after requested in writing by the Company, the principal of and accrued interest on the Note shall become due and payable on such 30th day notwithstanding any later maturity date otherwise provided in this letter agreement.

      2. If prior to June 30, 1994 your employment by the Company is terminated (other than by reason of your retirement on or after normal retirement age, your death or your permanent and total disability), the Company shall have the option, by written notice delivered to you within one year of the date of termination (or if such termination occurs after June 30, 1993, delivered to you prior to June 30, 1994), to rescind your purchase of the Stock hereunder (a) by delivering the Note and any principal and interest thereon prepaid by you in exchange for the Stock originally purchased hereunder by you or (b) if you have theretofore sold any of the Stock, by delivering the Note and such prepaid principal and interest in exchange for (i) the shares of Stock not so sold, and (ii) in lieu of shares of Stock so sold (the "Disposed Shares"), cash in the amount of the sum of (x) the aggregate after-tax profit, if any, attributable to the sale of the Disposed Shares, plus (y) the Per Share Price multiplied by the number of the Disposed Shares. The closing of the transaction under this Paragraph 2 shall occur on the date specified in the Company's notice to you of its exercise of the foregoing option, which date shall be not more than 30 days after the delivery of such notice.

      3. Solely for purposes of the provisions of Paragraphs 1 and 2 above, a termination of employment, other than with your written consent or by reason of your retirement on or after normal retirement age, your death or your permanent and total disability, shall be deemed to have occurred only if such termination is first approved by the Compensation Committee of the Company's Board of Directors.

      4. Except for sales made under the Registration Statement, other dispositions after June 30, 1994 which, in the opinion of counsel to the Company, are in compliance with applicable State and Federal securities laws, or transfers by operation of law or to an inter vivos trust under a trust arrangement acceptable to the Board of Directors or a Committee thereof, the Stock may not be sold, hypothecated or transferred prior to June 30, 1996. On and after June 30, 1996, the Stock may only be sold, hypothecated or transferred by operation of law or if the transaction, in the opinion of counsel to the Company, is in compliance with applicable State and Federal securities laws.

      The Company agrees, either separately or in conjunction with Masco Corporation, to cause TriMas to file promptly after January 1, 1992 a registration statement (the "Registration Statement") with respect to the Stock and, at the election of the Company, such other shares of TriMas Corporation Common Stock as the Company may designate, and to use all reasonable efforts to cause such Registration Statement to become effective promptly thereafter and to remain effective until the earlier of June 30, 1996 or such date as all of the Stock either has been sold under the Registration Statement or may be publicly sold under Rule 144 or under a similar exemption without regard to the Registration Statement. The costs of the Registration Statement shall be borne by you and the other selling shareholders named therein pro rata based on the respective proportions of shares owned by you and such other selling shareholders which are covered by such Registration Statement.

      You agree, in connection with such Registration Statement, that you will deliver to TriMas Corporation such indemnities, contribution agreements and legal opinions as are then customarily given to issuers of registered public offerings, and that you will furnish to TriMas Corporation such information involving you and the Stock which any law, rule or regulation requires to be disclosed in the Registration Statement.

      You agree that you will not sell the shares of Stock under the Registration Statement in amounts which would result in more than 50% of the total shares of Stock being sold prior to January 1, 1993, or more than 75% of the total shares of Stock being sold prior to January 1, 1994.

      The Company will, promptly after the closing of the purchase and sale of Stock hereunder, provide you with its agreement summarizing your rights hereunder to participate in the registration rights which the Company has separately received from TriMas Corporation with respect to the Stock being purchased by you. You understand that you will be required to file such agreement with TriMas Corporation, when requested by the Company, in order to be entitled to the benefits provided under this Paragraph 4.

      5. Notwithstanding the foregoing, if, prior to June 30, 1994, a "Change in Control", as defined in Paragraph 5(h) of the Company's restricted stock incentive plan currently in effect, shall have occurred:

            (i) All rights of the Company under Paragraph 2 shall thereupon terminate, the provisions of the next to the last paragraph of Paragraph 1 shall no longer be applicable and the pledge referred to in the last paragraph of Paragraph 1 shall be discharged with the Stock returned to you;

            (ii) If the Registration Statement has theretofore become effective, the provisions of the next to last paragraph of Paragraph 4 shall no longer be applicable; and

            (iii) If the Registration Statement has not theretofore become effective, the Company shall be obligated to cause TriMas to file and make effective a registration statement under the Securities Act of 1933 permitting the public sale of all of the Stock not previously sold by you within 60 days thereafter and, if such registration statement shall not have become effective within such 60 day period, you will have the right for a period of 90 days thereafter to require the Company to buy all of the Stock not previously sold by you at its last publicly traded price on the date of such Change in Control, as reported in The Wall Street Journal or The New York Times (or if such Change in Control occurred on a date for which there is no reported publicly traded price in either of such publications, then on the next preceding date for which there is such a publicly reported price).

      6. You agree that appropriate legends reflecting the effect of this letter agreement may be placed on certificates for the Stock. You represent that you are purchasing the Stock for investment and not with a view to or in connection with the distribution thereof. In addition, you acknowledge that:

            (i) You have received and reviewed copies of the following documents: TriMas Corporation Annual Report to Stockholders for the year ended December 31, 1988; TriMas Corporation Annual Report on Form 10-K for the year ended December 31, 1988; TriMas Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1989; and Proxy Statement for meeting of TriMas Corporation stockholders held on May 31, 1989. The exhibits to each of the foregoing have been furnished to you to the extent you have so requested.

            (ii) You have evaluated the merits and risks of an investment in the Stock and understand that you must bear the economic risk of such investment for an extended period of time.

      7. We represent to you that the Company, in good faith, is not relying upon the Stock as any "indirect" collateral in the extension or maintenance of the credit provided by the Note.

      8. By agreeing to the terms of purchase, you acknowledge that all of your rights with respect to this purchase are contained in this letter agreement, that the letter agreement and Note are to be construed in accordance with and governed by Michigan law, and that the Company's agreement to the terms hereof does not affect the Company's continuing right, with or without cause (unless otherwise specifically agreed to in writing) to terminate your employment at any time. All notices permitted hereunder are to be deemed given when deposited in the mail, first class postage prepaid.

      If the foregoing conforms with your understanding of the terms with respect to the purchase and sale of the Stock, please acknowledge this binding agreement between you and the Company by signing and returning one copy of this letter agreement to the undersigned.

                                    Very truly yours,

                                    Masco Industries, Inc.



                                    By__________________________________
                                       Richard Manoogian
                                       Chairman

The foregoing represents
my agreement with you: